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                                                                    EXHIBIT 99.6


                      CONSENT OF GEORGE K. BAUM & COMPANY



     We hereby consent to all references to George K. Baum & Company in the section captioned "The Merger" as shown in the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 filed by Associated Wholesale Grocers Group, Inc. on December 19, 1996. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit and we disclaim that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                       /s/ GEORGE K. BAUM & COMPANY


Kansas City, Missouri
December 19, 1996